Exhibit 10.8

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this "Amendment") is made as of December 18, 2013 ("Effective Date") between UNIQUE FABRICATING INCORPORATED, a Delaware corporation (the "Borrower"), and RBS CITIZENS, N.A. a national banking association (the "Bank").

PRELIMINARY STATEMENT

WHEREAS, Borrower and Bank entered into a Loan and Security Agreement dated March 18, 2013 as amended by a certain First Amendment to Credit Agreement dated June 19, 2013 (the "Agreement") providing terms and conditions governing Borrower's obligation with respect to the Obligations (as defined therein) including, without limitation, the Revolving Loans and Term Loan (each as defined therein);

Borrower has requested an amendment to the Agreement and Borrower and Bank have agreed to amend the terms of the Agreement as provided in this Amendment.

AGREEMENT

Accordingly, Borrower and Bank agree as follows:

1.          Defined Terms. In this Amendment, capitalized terms used without separate definition shall have the meanings give them in the Agreement.

2.          Amendments.

2.1        Amended and Restated Definitions. The following defined terms appearing in Section 1 of the Agreement are hereby amended and restated in their entirety as follows:

1.20         "Consolidated EBITDA" means, as of any date of determination, without duplication, (a) consolidated net income for such period plus (b) the sum of the following to the extent deducted in calculating consolidated net income for such period: (i) consolidated interest expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) management fees paid pursuant to a management agreement with Taglich, in an amount not to exceed $300,000.00 per fiscal year, and (v) other non-cash charges, including non-cash charges for incentive stock programs (excluding reserves for future cash charges), and non-cash charges and non-capitalized one-time cash costs incurred in connection with the PrescoTech Acquisition not to exceed $1,500,000.00, and other adjustments agreed to by Bank in its sole discretion minus (c) non-cash charges previously added back to consolidated net income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring, non-cash gains during such period, including without limitation, (x) gains from the sale or exchange of assets and (y) gains from early extinguishment of Indebtedness or Hedging Contracts plus (e) with respect to any calculation hereunder that includes the quarters ending March 31, 2013, June 30, 2013, September 30, 2013 and/or December 31, 2013, the PrescoTech EBITDA.

1.21         "Debentures" shall mean the subordinated debentures issued by Borrower to the Debenture Creditors, in the aggregate amount of Thirteen Million and 00/100 Dollars ($13,000,000.00), which subordinated debentures have been subordinated in priority and right of payment to the Obligations pursuant to the Intercreditor Agreement.

1.30         "Excess Cash Flow" means, with respect to any twelve-month period ended as of the end of a first fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) consolidated capital expenditures not financed with funded debt (excluding, however, to the extent treated as capital expenditures under GAAP, the PrescoTech Acquisition) minus (c) scheduled funded debt payments made during such period minus (d) consolidated interest expense (excluding any interest expense associated with intercompany indebtedness) for such period to the extent actually paid in cash minus (e) amounts paid in cash in respect of federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period minus (f) increases in consolidated working capital plus (g) decreases in working capital minus (h) optional prepayments of the Revolving Loans (to the extent simultaneously accompanied by a corresponding reduction of the aggregate unpaid principal amount of all outstanding Revolving Loans) and the Term Loan minus (i) management fees paid pursuant to a management agreement withTaglich, in an amount not to exceed $300,000.00 per fiscal year.

1.31         "Existing Investments" means the investments of Borrower and its Subsidiaries in (a) Borrower's Subsidiaries existing on the Second Amendment Effective Date (including Borrower's investment in 100% of the issued and outstanding stock of Unique-Presco); (b) a 49% membership interest in Diversified Acoustics LLC, a Michigan limited liability company; (c) a 10% interest in the capital stock of Entrotech, Inc., an Ohio corporation; and (d) a 5% membership interest of Unique Realty in Joslyn-Collier LLC, a Michigan limited liability company.

1.36         "Intercreditor Agreement" shall mean that certain Intercreditor and Subordination Agreement between Bank and Debenture Creditor, as such agreement is amended, restated, modified or supplemented from time to time, providing for (among other things) the subordination of (i) the indebtedness owed to Debenture Creditor to the Obligations and (ii) the liens and security interests of Debenture Creditor to the liens and security interests of Bank.

1.38         "Interest Coverage Ratio" means, as the date of any calculation thereof, the ratio of Consolidated EBITDA to Interest Expense of the Borrower and its Subsidiaries determined for the twelve month period ending as of the date of calculation.

1.43         "LIBOR" means (a) with respect to the Revolving Loans, the "LIBOR Advantage Rate" as defined in the Revolving Note, and (b) with respect to the Term Loan, the "Adjusted LIBOR Rate" as defined in the Term Note.

1.51         "Obligation(s)" shall mean, without limitation, all loans (including without limitation, Revolving Loans and the Term Loan), advances, indebtedness, notes, liabilities, Bank Product Obligations, Hedging Obligations and amounts, liquidated or un-liquidated, owing by the Borrower to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement or any of the other Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank or any Bank Affiliate, or are due indirectly by the Borrower to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding from time to time under the Loan Documents. Said term shall (i) also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement or any of the other Loan Documents, but (ii) exclude, when used with respect to the Guarantor of the Obligations, all Excluded Swap Obligations.

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1.57         "Revolving Loan Amount" means Fifteen Million and 00/100 Dollars ($15,000,000.00).

1.59         "Revolving Maturity Date" means December 18, 2017.

1.68         "Term Loan Amount" means Twenty Million and 00/100 Dollars ($20,000,000.00).

1.69         "Term Loan Maturity Date" means December 18, 2017.

2.2         Additional Definitions. The following definitions are hereby added to Section 1 of the Agreement, in appropriate alphabetical sequence:

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Excluded Swap Obligations" means, with respect to any Guarantor of a Hedging Obligation, including the grant of a security interest to secure the guaranty of such Hedging Obligation, any Hedging Obligation if, and to the extent that, such Hedging Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Hedging Obligation.  If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Hedging Obligation or security interest is or becomes illegal.

"Guarantor" means each of Unique South, Unique Realty, UFI Acquisition, Unique-Presco and any other Person that now or hereafter enters into a guaranty securing Borrower's Obligations to Bank.

"PrescoTech" means, collectively, PrescoTech Holdings, Inc., a Kentucky corporation, PrescoTech Industries, Inc., a Kentucky corporation, and PrestoTech Real Estate Holdings, LLC, a Kentucky limited liability company.

"PrescoTech Acquisition" shall mean the transactions described in the PrescoTech Acquisition Agreement, upon completion of which 100% of the assets of PrescoTech shall be owned by Unique-Presco.

"PrescoTech Acquisition Advance" shall mean an advance in principal amount not in excess of Ten Million Two Hundred Fifty Eight Thousand Nine Hundred Eighty Six and 24/100 Dollars ($10,258,986.24) to pay the initial part of the PrescoTech Acquisition Costs.

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"PrescoTech Acquisition Agreement" shall mean that certain asset purchase agreement dated December 18, 2013, by and between Borrower, Unique-Presco, as "Buyer," PrescoTech as "Companies," and Matthew T. Schoen and Duane E. Youngren, as "Stockholders."

"PrescoTech Acquisition Costs" shall mean, collectively, reasonable fees and out-of-pocket transaction costs and expenses incurred by the Borrower through, and including, the closing date in connection with the PrescoTech Acquisition, including reasonable fees, commissions and costs of accountants, consultants, and attorneys related thereto.

"PrescoTech EBITDA" means (i) $600,657, with respect to the fiscal quarter ending March 31, 2013, (ii) $850,657, with respect to the fiscal quarter ending June 30, 2013, (iii) $665,177, with respect to the fiscal quarter ending September 30, 2013 and (iv) $718,179 with respect to the fiscal quarter ending December 31, 2013; provided, however, that in the event PrescoTech financial statements and information (in form satisfactory to Bank) for PresoTech's fiscal period ending as of the date of the PrescoTech Acquisition, are delivered to Bank after the Second Amendment Effective Date, the PrescoTech EBITDA for the fiscal quarter ending December 31, 2013 shall thereafter be PrescoTech's actual earnings before interest, taxes, interest, depreciation and amortization for such period as shown in such financial statements.

"Second Amendment Effective Date" means the date on which the conditions to effectiveness of the Second Amendment to Loan and Security Agreement executed by Bank and Borrower as of December 18, 2013 are met to Bank's satisfaction.

"Unique-Presco" means Unique-Prescotech, Inc., a Delaware corporation.

2.3         Term Loan Facility. The following Sections 3.3 and 3.4 of the Agreement are hereby amended and restated in their entirety as follows:

3.3           Repayment. The Term Loan shall be payable to the Bank as set forth in the Term Loan Note.

3.4           Excess Cash Flow Recapture. Annually, within 30 days after delivery of Borrower's financial statements for the first fiscal quarter of each year, Borrower shall prepay Term Loan principal in an amount equal to 50% of Excess Cash Flow for the twelve-month period ending on the last day of the preceding fiscal year. Such payment shall be due (i) first, with respect to Excess Cash Flow for the twelve-month period ending December 31, 2014, and (ii) thereafter, for each subsequent twelve-month period until Senior Leverage Ratio calculated as of the end of the relevant twelve-month period is less than 2.00:1.00.

2.4         Subsidiaries. Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

6.2           Subsidiaries. Borrower has no Subsidiaries other than Unique South, Unique Realty, Unique Mexico and Unique-Presco, and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or Person other than pursuant to (i) the Merger, and (ii) the PrescoTech Acquisition.

2.5         Use of Proceeds. Section 6.11 of the Agreement is hereby amended and restated in its entirety as follows:

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6.11         Use of Proceeds. The proceeds of the Loans will be used (i) in the case of the Term Loan, first to refinance (by replacement and renewal evidence) the "Term Loan" outstanding under the Agreement prior to the Second Amendment Effective Date and second, to provide a portion of the purchase price related to the PrescoTech Acquisition not greater than the PrescoTech Acquisition Advance, and (ii) in the case of the Revolving Loans, for working capital purposes of Borrower and its Subsidiaries, and will not be used for personal, family or household purposes or the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

2.6         Bank Acccounts. Section 6.25 of the Agreement is hereby amended and restated in its entirety as follows:

6.25         Bank Accounts. Borrower shall have established, and shall have caused each of its Subsidiaries, other than Unique-Presco, to establish as of the Second Amendment Effective Date, and each of them shall thereafter maintain, all of their respective principal deposit accounts, including all operating accounts, with Bank. Within sixty (60) days of the Second Amendment Effective Date ("Initial Period"), Borrower shall have caused Unique-Presco to establish, and thereafter maintain, all of its principal deposit accounts, including all operating accounts, with Bank. Notwithstanding the foregoing, Borrower and/or its Subsidiaries may establish and maintain outside of Bank (a) payroll and petty cash accounts with (i) aggregate balances not in excess of Five Thousand and 00/100 Dollars ($5,000.00) at any one time for each production facility (such limit to exclude the principal deposit and operating accounts of Unique-Presco during the Initial Period), and (ii) an aggregate balance not in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) for Unique Mexico; and (b) Unique Mexico's peso-denominated account with a balance not in excess of the peso equivalent of One Hundred Thousand and 00/100 Dollars ($100,000.00). At the option of the Bank, all loan payments and fees will automatically be debited from the Borrower's primary operating account and all advances will automatically be credited to the Borrower's primary operating account.

2.7         Financial Covenants. Sections 7.1(a) and (b) of the Agreement are hereby amended and restated in their entirety as follows:

(a)          the Senior Leverage Ratio to exceed (i) 3.00:1.00 until December 30, 2014; (ii) 2.50:1.00 as of December 31, 2014 until December 30, 2015, (iii) 2.00:1.00 as of December 31, 2015 and thereafter.

(b)          the Total Leverage Ratio to exceed (i) 4.00:1.00 until December 30, 2014, (ii) 3.50:1.00 as of December 31, 2014 until December 30, 2015, and (iii) 3.00:1.00 as of December 31, 2015 and thereafter.

2.8         Limitations on Indebtedness. Section 7.2 of the Agreement is hereby amended and restated in its entirety as follows:

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7.2           Limitations on Indebtedness. Borrower shall not, and shall not permit its Subsidiaries to, incur any indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except (i) indebtedness or liabilities of Borrower directly connected with the Debentures, (ii) indebtedness or liabilities other than for money borrowed, that are unsecured and incurred or arise in the ordinary course of Borrower’s business, (iii) purchase money indebtedness and capital lease obligations incurred in connection with purchase and lease of fixed assets not to exceed, in aggregate amount at any time outstanding, One Hundred Thousand and 00/100 Dollars ($100,000.00), (iv) Hedge Obligations existing or arising under Hedge Contracts permitted by Section 6.24; (v) management fees accrued as permitted pursuant to this Agreement; (vi) endorsements of negotiable instruments in the ordinary course of business; and (vii) indebtedness consisting of the financing of insurance premiums (by grant to the insurer of right of offset against payment of benefits under the relevant policies) with respect to $2,000,000 term life insurance policy on the lives of John Weinhardt and Thomas Tekiele.

2.9         Loans or Advances. Section 7.4 of the Agreement is hereby amended and restated in its entirety as follows:

7.4           Loans or Advances. Borrower shall not, and shall not permit its Subsidiaries to, make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers and employees other than: (a) advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses do not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding; (b) trade credit extended in the ordinary course of business in accordance with customary trade practices; (c) working capital advances made from time to time by Borrower to Domestic Subsidiaries; and (d) so long as no Event of Default has occurred, loans to its officers and/or other management personnel in an aggregate amount not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), the proceeds of which (i) shall be used solely for the purchase of the capital stock of UFI Acquisition, and (ii) shall be repaid in full no later than March 31, 2014.

2.10       Capital Expenditures. Section 7.9 of the Agreement is hereby amended and restated in its entirety as follows:

7.9           Capital Expenditures. Borrower shall not, and shall not permit its Subsidiaries to, make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Borrower and its Subsidiaries in the aggregate would, as a result thereof, exceed $1,350,000 (excluding, however, to the extent any part of the PrescoTech Acquisition would be treated as fiscal year 2013 Capital Expenditures, the PrescoTech Acquisition) for the fiscal year 2013, and $1,350,000 for any fiscal year thereafter. In the event that the Borrower or any of its Subsidiaries has entered or hereafter enters into a capital lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section 7.9, the lesser of (a) the aggregate amount of the present value of all minimum payments (excluding executory costs) due for the entire term of such capital lease, or (b) the cost of such fixed asset at the inception of such capital lease shall be considered expended in full on the date that the Borrower or such Subsidiary enters into such capital lease. Notwithstanding anything to the contrary herein, the purchase of assets pursuant to the PrescoTech Acquisition shall not be included in the calculation of Capital Expenditures for the purpose of the foregoing covenant.

3.          Representations and Warranties. Borrower represents, warrants, and agrees that:

(a)          Except as expressly modified in this Amendment, the representations, warranties, and covenants set forth in the Agreement and in each other Loan Document remain true and correct, continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

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(b)          When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms and Borrower reaffirms that all resolutions, articles of incorporation and bylaws previously delivered to Bank remain in full force and effect and may continue to be relied upon by Bank. The Agreement, as amended by this Amendment, is ratified and confirmed and shall remain in full force and effect.

(c)          There is no Default or Event of Default existing and continuing under the Agreement.

4.          Conditions. This Amendment will not be effective until satisfaction of the following conditions precedent:

4.1           Execution of Amendment Documents. Bank shall have received (i) an executed copy of this Amendment and an executed copy of the Acknowledgement and Consent of the Guarantors in the form of Exhibit A attached hereto, (ii) an executed Amended and Restated Revolving Loan Note in the face amount of $15,000,000.00, (iii) an executed Amended and Restated Term Loan Note in the face amount of $20,000,000.00, and (iv) all other certificates, agreements and documents described on the closing checklist attached hereto as Exhibit B.

4.2           Excess Availability. After the funding of advances in connection with the transactions contemplated by this Amendment, Borrower shall have availability under the Revolving Loans, of not less than twenty percent (20%) of the lesser of the Revolving Loan Amount or the Borrowing Base.

4.3           Hedging Contracts. Within thirty (30) days of the Second Amendment Effective Date, Borrower shall have amended its existing Hedging Contract, entered into pursuant to Section 6.24 of the Agreement, to provide for a notional amount of at least fifty percent (50%) of the Term Loan Amount, as increased by this Amendment, with a term of not less than three (3) years from the Second Amendment Effective Date.

4.4           PrescoTech Acquisition. Bank shall have received true and complete copies of (i) the PrescoTech Acquisition Agreement, a Quality of Earnings report on PrescoTech in form and content satisfactory to Bank in its sole discretion and such other evidence that Bank shall require that, upon the initial advance thereunder, the PrescoTech Acquisition will be complete and closed on the Second Amendment Effective Date and upon the terms set forth in the PrescoTech Acquisition Agreement, (ii) the Debentures, and such evidence as Bank shall require that, simultaneously with the initial advance thereunder, not less than $1,500,000.00 of new proceeds of the Debentures will be available to fund (in part) the cash consideration for the PrescoTech Acquisition over and above the portion financed with the PrescoTech Acquisition Advance hereunder, and (iii) evidence satisfactory to Bank that, on or prior to the Second Amendment Closing Date, The Peninsula Fund V Limited Partnership and Taglich Private Placement Escrow have provided to Borrower additional equity in an aggregate amount not less than Five Million Eight Hundred Thousand and 00/100 Dollars ($5,800,000.00) (excluding any GAAP purchase recounting adjustments) for the purpose of financing, in part, the PrescoTech Acquisition.

4.5           Fees and Expenses. Borrower shall have (i) reimbursed Bank for all of Bank's fees and expenses, including attorneys' fees and expenses, incurred by Bank in connection with this Amendment, and (ii) paid to Bank a commitment fee in the amount of One Hundred Thirteen Thousand and 00/100 Dollars ($113,000.00), which fee shall be deemed fully earned upon the Second Amendment Effective Date, and shall not be refundable (in whole or in part) under any circumstances.

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5.          No Other Changes. Except as specifically provided in this Amendment, this Amendment does not amend, modify or constitute a waiver or forgiveness of any provision of the Agreement or Loan Documents and shall not impair the rights, remedies, and security given in and by the Loan Documents.

6.          Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

7.          Other Modification. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank.

8.          Governing Law. The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

9.          Ratification. Except for the modifications under this Agreement, the parties ratify and confirm the Agreement and the other Loan Documents and agree that they remain in full force and effect.

10.       Confirmation of Borrower Charter Documents. Borrower confirms and certifies to the Bank that the copy of the Articles of Incorporation and bylaws of the Borrower originally delivered in conjunction with the execution and delivery of the Agreement (i) were true, complete and accurate copies of such documents; (ii) remain in full force and effect; (iii) have not been amended, repealed or rescinded in any respect; and (iv) may continue to be relied upon by Bank until and unless written notice to the contrary is delivered to Bank.

[Signatures on following page]

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This Second Amendment to Loan and Security Agreement is executed and delivered as of the date first entered above.

UNIQUE FABRICATING INCORPORATED,
a Delaware corporation

By:
John Weinhardt
Title:	President/CEO

RBS CITIZENS, N.A.,
a national banking association

By:
Michael Farley
Title:	Vice President

[Signature Page to Second Amendment to Loan and Security Agreement]

EXHIBIT A

ACKNOWLEDGEMENT AND CONSENT OF GUARANTOR

The undersigned have guaranteed the payment and performance of all the obligations of UNIQUE FABRICATING INCORPORATED, as Borrower from RBS CITIZENS, N.A. ("Bank"), pursuant to Guaranty Agreements dated March 18, 2013. The undersigned each hereby (a) acknowledge and consent to the execution, delivery and performance of that certain Second Amendment to Loan and Security Agreement between Borrower and Bank as of even date herewith and (b) agree and confirm that that their respective guaranties remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Acknowledgement and Consent as of December 18, 2013.

GUARANTORS:

UNIQUE FABRICATING SOUTH, INC.,
a Delaware corporation

By:
John Weinhardt
Title:	President/CEO

UNIQUE FABRICATING REALTY, LLC,
a Michigan limited liability company
By:	Unique Fabricating Incorporated
Its:	Sole Member

By:
John Weinhardt
Title:	President/CEO

UFI ACQUISITION, INC.,
a Delaware corporation

By:
Richard L. Baum, Jr.
Title:	President

EXHIBIT B

SECOND AMENDMENT CLOSING CHECKLIST